EXHIBIT 10.2

Amended and Restated
Receivables Sale Agreement
Dated as of May 31, 2007
among
Ametek Receivables Corp.,
as the Seller,
Ametek, Inc.,
as the Initial Collection Agent,
ABN AMRO Bank N.V.,
as the Agent and as the Amsterdam Purchaser Agent,
PNC Bank, National Association,
as the Market Street Purchaser Agent
the other Purchaser Agents,
from time to time party hereto,
Market Street Funding LLC,
as a Conduit Purchaser,
The Related Liquidity Providers,
from time to time party hereto,
Amsterdam Funding Corporation,
as a Conduit Purchaser
and
the other Conduit Purchasers
from time to time party hereto

-i-

-ii-

Schedules	Description

Schedule I	Definitions
Schedule II	Related Liquidity Providers and Commitments of Related Liquidity Providers

Exhibits	Description

Exhibit A	Form of Incremental Purchase Request
Exhibit B	Form of Notification of Assignment to Conduit Purchasers from their Related Liquidity Providers
Exhibit C	Form of Periodic Report
Exhibit D	Addresses and Names of Seller and Originators
Exhibit E	Subsidiaries
Exhibit F	Lock-Boxes, Collection Accounts and Lock-Box Banks
Exhibit G	Form of Lock-Box Letter
Exhibit H	Compliance Certificate
Exhibit I	Credit and Collection Policy

-iii-

Amended And Restated
Receivables Sale Agreement
     Amended and Restated Receivables Sale Agreement, dated as of May 31, 2007, among Ametek Receivables Corp., a Delaware corporation, as Seller (the “Seller”), Ametek, Inc., a Delaware corporation, as initial Collection Agent (the “Initial Collection Agent,” and, together with any successor thereto, the “Collection Agent”), ABN AMRO Bank N.V., as the Amsterdam (defined below) Purchaser Agent and the Purchasers (the “Agent”), PNC Bank, National Association (“PNC”), as Market Street (defined below), Purchaser Agent, the other Purchaser Agents from time to time party hereto, Amsterdam Funding Corporation (“Amsterdam”) and Market Street Funding LLC (“Market Street”), each as a Conduit Purchaser and the other Conduit Purchasers from time to time party hereto. Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I.
     The parties hereto agree as follows:
Article I
Purchases from Seller and Settlements
     Reference is made to the Receivables Sale Agreement dated as of October 1, 1999 (as amended prior to the date hereof, the “Original Sale Agreement”), among the Seller, the Initial Collection Agent, the Agent, the Liquidity Providers party thereto, ABN AMRO Bank N.V., as provider of the Program LOC (the “Enhancer”), and Amsterdam Funding Corporation. The Seller has requested that (i) a new Conduit Purchaser, Market Street Funding LLC and a Related Liquidity Provider, PNC, be added as purchasers (and not as assignees) under this Agreement and (ii) that certain additional amendments be made. This Agreement amends and replaces in its entirety the Original Sale Agreement, and from and after the date hereof, all references to the Original Sale Agreement in any Transaction Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.
     Section 1.1. Sales.
     (a) The Sold Interest. Subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, sell to the Conduit Purchasers or, only if the Conduit Purchasers decline to make the applicable purchase, ratably to the Related Liquidity Providers for such Conduit Purchaser of an undivided percentage ownership interest in the Receivables, the Related Security and all related Collections. Any such purchase (a “Purchase”) shall be made by each relevant Purchaser remitting funds to the Seller, through its Purchaser Agent, pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d). The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables, the Related Security and related Collections (its “Purchase Interest”) shall equal at any time the following quotient:

where:

	I	=	the outstanding Investment of such Purchaser at such time;

	NRB	=	the Net Receivable Balance at such time; and

	PRP	=	the Purchaser Reserve Percentage.
Except during a Liquidation Period for a Purchaser, such Purchaser’s Purchase Interest will change whenever its Investment, its Purchaser Reserve Percentage or the Net Receivable Balance changes. During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant, except for redeterminations to reflect Investment acquired from or transferred to another Purchaser under a Liquidity Agreement. The sum of all Purchasers’ Purchase Interests at any time is referred to herein as the “Sold Interest”, which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables, the Related Security and Collections.
     (b) Conduit Purchasers Purchase Option and Other Purchasers’ Commitments. Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will the Conduit Purchasers have any obligation to make a Purchase. Each Related Liquidity Provider severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof (including, in the case of an Incremental Purchase (as defined below), the condition that the related Conduit Purchaser has refused to make a requested Purchase), to make Purchases before the Termination Date, based on the applicable Purchaser Group’s Ratable Share of each Purchase and, in the case of each Related Liquidity Provider, the Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase), to the extent its Investment would not thereby exceed its Commitment, the Aggregate Investment would not thereby exceed the Purchase Limit, and the Matured Aggregate Investment would not thereby exceed the Aggregate Commitments. Each Purchaser’s first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to Section 1.1(d) is referred to herein as an “Incremental Purchase.” Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a “Reinvestment Purchase.” All Purchases hereunder shall be made ratably by each Purchaser Group in accordance with the Ratable Share of such Purchaser Group.
     (c) Incremental Purchases. In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent and each Purchaser Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A, by 10:00 a.m. (Chicago time) one Business Day before the requested date (the “Purchase Date”) of such Purchase (each, an “Incremental Purchase Request”), specifying the requested Purchase Date (which must be a Business Day) and the requested amount (the “Purchase Amount”) of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount). All Incremental Purchases must be requested ratably from all Conduit Purchasers unless upon such request a Conduit Purchaser, in its sole discretion, determines not to make its Ratable Share of the requested Incremental Purchase, in which case the Seller may request such Ratable Share of the Incremental Purchase from the Related Liquidity Providers of such Conduit Purchaser. Each Purchaser Agent shall promptly notify the related Purchasers from which a Purchase is requested of the contents of such request. If a Conduit Purchaser determines, in its sole discretion, to make the requested Purchase, such Conduit Purchaser shall transfer to the applicable Purchaser Agent’s Account the amount of such Incremental Purchase on the requested Purchase Date. If such Conduit Purchaser refuses to make a requested Purchase and the Seller requests the Incremental Purchase from the Related Liquidity Providers one Business Day before such requested Purchase, subject to Section 7.2 and the other terms and conditions hereof, each Related Liquidity Provider shall transfer its Ratable Share of the requested Purchase Amount into the applicable Purchaser Agent’s Account by no later than 12:00 noon (Chicago time) on the Purchase Date (which in no event will be earlier than one Business Day after such request is made to the Related Liquidity Providers). Each Purchaser Agent shall transfer to the Seller Account the proceeds of any Incremental Purchase to the extent of funds actually received by such Purchaser Agent prior to 12:00 noon on such day.
     (d) Reinvestment Purchases. Unless a Conduit Purchaser has provided to the Agent, its Purchaser Agent, the Seller, and the Collection Agent a notice (which notice has not been revoked) that it no longer wishes to make Reinvestment Purchases (in which case such Conduit Purchaser’s Reinvestment Purchases, but not those of its Related Liquidity Providers, shall cease), on each day before the Termination Date that any Collections are received by the Collection Agent and no Interim Liquidation is in effect a Purchaser’s Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser. A Conduit Purchaser may revoke any notice provided under the first sentence of this Section 1.1 (d) by notifying the Agent, its Purchaser Agent, the Seller, and the Collection Agent that it will make Reinvestment Purchases.
     (e) Security Interest. To secure all of the Seller’s obligations under the Transaction Documents, the Seller hereby grants to the Agent (for the benefit of the Purchasers and any other Person to whom any amount is owed hereunder) a security interest in all of the Seller’s rights in the Receivables, the Related Security, the Collections, and the Lock- Box Accounts and all proceeds of the foregoing.
     (f) Assignments. Pursuant to the Original Sale Agreement, the Amsterdam Purchaser Agent (on behalf of Amsterdam) has from time to time purchased Receivables which are currently outstanding. The parties hereto are amending and restating the Original Sale Agreement in order to add Market Street as a Conduit Purchaser hereunder, PNC as a Related Liquidity Provider hereunder for Market Street and as the Purchaser Agent for the Market Street Purchaser Group. Amsterdam hereby sells and assigns to Market Street, and Market Street hereby purchases and assumes from Amsterdam, a Purchase Interest in the Receivables which are held by the Amsterdam Purchaser Agent for the benefit of Amsterdam such that the Investment of Market Street on the date hereof shall equal $23,900,000 and the Investment of Amsterdam on the date hereof shall equal $51,100,000. Amsterdam represents and warrants that it is the legal and beneficial owner of the Purchase Interest assigned by it hereunder and that such Purchase Interest is free and clear of any Adverse Claim created by the Amsterdam Purchaser Agent for Amsterdam and/or Amsterdam. The Seller hereby represents that as of the date hereof, the Net Receivable Balance is sufficient such that the Sold Interest in the Receivables is less than 100% taking into account the proposed Purchase Interests of Amsterdam and Market Street described above. The Market Street Agent shall transfer its Investment amount to the Amsterdam Purchaser Agent in payment for its Purchase Interest.
     Section 1.2. Interim Liquidations. (a) Optional. The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent, each Purchaser Agent and the Collection Agent at least three Business Days’ prior written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease (identified as a specific date prior to the Termination Date or as when the Aggregate Investment is reduced to a specified amount). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Termination Date, subject to Section 1.2(b) below, by notifying the Agent, each Purchaser Agent and the Collection Agent in writing (including by telecopy or other facsimile communication) at least three Business Days before the date on which it desires such Interim Liquidation to cease.
     (b) Mandatory. If at any time before the Termination Date any condition in Section 7.2 is not fulfilled, the Seller shall immediately notify each Purchaser Agent and the Collection Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall cease only upon the Seller confirming to the Agent that the conditions in Section 7.2 are fulfilled.
     Section 1.3. Selection of Discount Rates and Tranche Periods. (a) The Seller shall pay CP Funding Costs with respect to each Conduit Purchaser’s Investment for each day that any Investment in respect of such Purchase Interest is outstanding. On each Settlement Date the Seller shall pay to the applicable Purchaser Agent (for the benefit of its Conduit Purchaser) an aggregate amount equal to all accrued and unpaid CP Funding Costs in respect of such Investment for the immediately preceding Discount Period. All Investment of the Related Liquidity Providers shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. In each request for an Incremental Purchase from a Related Liquidity Provider and three Business Days before the expiration of any Tranche Period applicable to any Related Liquidity Provider’s Investment, the Seller may request the Tranche Period(s) to be applicable to such Investment and the Discount Rate(s) applicable thereto. All Investment of the Related Liquidity Providers may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment. Each Tranche shall be in the minimum amount of $1,000,000 and in multiples thereof or, in the case of Discount accruing at the Prime Rate, in any amount of Investment that otherwise has not been allocated to another Tranche Period. Any Investment of the Related Liquidity Providers not allocated to a Tranche Period shall be a Prime Tranche. During the pendency of a Termination Event, the applicable Purchaser Agent may reallocate any outstanding Investment of the Related Liquidity Providers to a Prime Tranche. All Discount accrued on the Investment of the Related Liquidity Providers during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period or, for a Eurodollar Tranche with a Tranche Period of more than three months, 90 days after the commencement, and on the last day, of such Tranche Period.
     (b) Each Purchaser Agent shall allocate the Investment of its Conduit Purchaser to Tranche Periods in its sole discretion. If, by the time required in Section 1.3(a), the Seller fails to select a Discount Rate or Tranche Period for any Investment of any Related Liquidity Provider, such amount of Investment shall automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period. Any Investment purchased from a Conduit Purchaser pursuant to a Liquidity Agreement shall accrue interest at the Prime Rate and have an initial Tranche Period of three Business Days.
     (c) If a Purchaser Agent or any Related Liquidity Provider determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match fund any of such Related Liquidity Provider’s Eurodollar Tranches are not available or (iii) that the maintenance of any Eurodollar Tranche will not adequately and fairly reflect the cost of such Related Liquidity Provider of funding Eurodollar Tranches, then such Purchaser Agent, upon the direction of such Purchaser, shall suspend the availability of, and terminate any outstanding, Eurodollar Tranche so affected. All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Tranche.
     Section 1.4. Fees and Other Costs and Expenses. (a) The Seller shall pay to each Purchaser Agent for the ratable benefit of its Purchaser Group, such amounts as agreed to with the Seller in the Fee Letter for such Purchaser Group.
     (b) If (i) with respect to any Investment of any Conduit Purchaser, the amount of such Conduit Purchaser’s Investment is reduced on any date other than the last day of a CP Tranche Period, (ii) the amount of Investment allocated to any Eurodollar Tranche is reduced before the last day of its Tranche Period or (iii) if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser in the applicable Purchaser Group that had its Investment so reduced or scheduled Purchase not made.
     (c) Investment shall be payable solely from Collections and from amounts payable under Sections 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables). The Seller shall pay, as a full recourse obligation, all amounts payable pursuant to Sections 1.5, 1.7 and 6.1 and all other amounts payable hereunder (other than Investment), including, without limitation, all Discount, CP Funding Cost, fees described in clauses (a) and (b) above and amounts payable under Article VI.
     Section 1.5. Maintenance of Sold Interest; Deemed Collection. (a) General. If at any time before the Termination Date the Net Receivable Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Aggregate Reserve, the Seller shall pay ratably to the Purchaser Agent for the

Purchasers in their Purchaser Group an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments, applied first to Tranches accruing Discount at the Prime Rate and second ratably to the other Tranches applicable to the Investment of such Purchasers with the shortest remaining maturities unless otherwise specified by the Seller.
     (b) Deemed Collections. If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. All such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Collection Agent in accordance with Section 5.1(i).
     (c) Adjustment to Sold Interest. At any time before the Termination Date that the Seller is deemed to have received any Collection under Section 1.5(b) (“Deemed Collections”) that derive from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligation to deliver such amount to the Collection Agent by instead notifying the Agent that the Sold Interest should be recalculated by decreasing the Net Receivable Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100%.
     (d) Payment Assumption. Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.
     Section 1.6. Reduction in Commitments. The Seller may, upon thirty days’ notice to the Agent and each Purchaser Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment as so reduced equals at least the outstanding Matured Aggregate Investment. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Related Liquidity Provider in accordance with its Ratable Share and shall ratably reduce the Purchase Limit so that the Aggregate Commitment remains at least 102% of the Purchase Limit and the Purchase Limit is not less than the outstanding Aggregate Investment.
     Section 1.7. Optional Repurchases. At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Seller may, upon thirty days’ notice to the Agent and each Purchaser Agent, repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.

     Section 1.8. Assignment of Purchase Agreement. The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller’s right, title and interest in, to and under the Purchase Agreement. The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment. This assignment includes (a) all monies due and to become due to the Seller from the Originators under or in connection with the Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against the Originators under or in connection with the Purchase Agreement. All provisions of the Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser, each Purchaser Agent and each such other Person. At any time that a Termination Event has occurred and is continuing, the Agent shall have the sole right to enforce the Seller’s rights and remedies under the Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under the Purchase Agreement (or the promissory note executed thereunder). All amounts distributed to the Seller under the Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.
Article II
Sales to and from Conduit Purchasers; Allocations
     Section 2.1. Required Purchases from a Conduit Purchaser. (a) Each Conduit Purchaser may, at any time, sell to its Related Liquidity Providers pursuant to the relevant Liquidity Agreement any percentage designated by such Conduit Purchaser of such Conduit Purchaser’s Investment, its related Conduit Purchaser Settlement and any accrued and to accrue CP Funding Costs allocated by the relevant Purchaser Agent to such Investment (each, a “Put”).
     (b) Any portion of any Investment of a Conduit Purchaser, related Conduit Purchaser Settlement and any accrued and to accrue CP Funding Costs allocated by the relevant Purchaser Agent to such Investment purchased by a Related Liquidity Provider shall be considered part of such Purchaser’s Investment and related Conduit Purchaser Settlement from the date of the relevant Put. Immediately upon any purchase by a Related Liquidity Provider of any portion of the relevant Conduit Purchaser’s Investment, the Seller shall pay to the relevant Purchaser Agent (for the ratable benefit of each Related Liquidity Provider) an amount equal to the sum of (i) the Assigned Settlement and (ii) all unpaid CP Funding Costs owed to such Conduit Purchaser (whether or not then due) to the end of each applicable Tranche Period to which any Investment being Put has been allocated, (iii) all accrued but unpaid fees (whether or not then due) payable to such Conduit Purchaser in connection herewith at the time of such purchase and (iv) all accrued and unpaid costs, expenses and indemnities due to such Conduit Purchaser from the Seller in connection herewith.
     Section 2.2. Purchases by a Conduit Purchaser. Each Conduit Purchaser may at any time deliver to its Purchaser Agent and each of its Related Liquidity Providers a notification of assignment in substantially the form set forth as Exhibit B. If a Conduit Purchaser delivers such notice, each of its Related Liquidity Providers shall sell to such Conduit Purchaser and such Conduit Purchaser shall purchase in full from each such Related Liquidity Provider the Investment of such Related Liquidity Providers on the last day of the relevant Tranche Periods, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. Any sale from any Related Liquidity Provider to the relevant Conduit Purchaser pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Related Liquidity Provider is free and clear of any Adverse Claim created or granted by such Related Liquidity Provider and that such Related Liquidity Provider has not suffered a Bankruptcy Event.
     Section 2.3. Allocations and Distributions.
     (a) Non-Reinvestment Periods. Before the Termination Date unless an Interim Liquidation is in effect, on each day during a period that a Conduit Purchaser is not making Reinvestment Purchases (as established under Section 1.1 (d)), the Collection Agent (i) shall set aside and hold solely for the benefit of the applicable Conduit Purchaser (or deliver to the applicable Purchaser Agent, if so instructed pursuant to Section 3.2(a)) such Conduit Purchaser’s Purchase Interest in all Collections received on such day and (ii) shall distribute on the last day of each CP Tranche Period (unless otherwise directed by the applicable Purchaser Agent) to the applicable Purchaser Agent (for the benefit of such Conduit Purchaser) the amounts so set aside up to the amount of such Conduit Purchaser Purchase Interest and, to the extent not already paid in full, all Discount, CP Funding Cost thereon and all other amounts then due from the Seller in connection with such Purchase Interest and Tranche Period. If any part of the Sold Interest in any Collections is applied to pay any such amounts pursuant to this Section 2.3(a) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay for distribution as part of the Sold Interest in Collections to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%.
     (b) Termination Date and Interim Liquidations. On each day during any Interim Liquidation and on each day on and after the Termination Date the Collection Agent shall set aside and hold solely for the account of each Purchaser Agent, for the benefit of each Purchaser Group to the extent provided below, (or deliver to each Purchaser Agent, if so instructed pursuant to Section 3.2(a)) and for the account of the Agent all Collections received on such day and such Collections shall be allocated as follows:
     (i) first, to the Collection Agent until all amounts owed to the Collection Agent under the Agreement have been paid in full;
     (ii) second, ratably to each Purchaser Group until all Investment of, CP Funding Costs and Discount and interest due but not already paid to, each Purchaser Group have been paid in full;
     (iii) third, ratably to each Purchaser until all other amounts owed to such Purchaser under the Transaction Documents have been paid in full;

     (iv) fourth, to the Agent until all amounts owed to the Agent (other than amounts owing the Agent in its role as a Purchaser Agent) have been paid in full;
     (v) fifth, to each Purchaser Agent until all other amounts owed to the Purchaser Agents under the Transaction Documents have been paid in full;
     (vi) sixth, to any other Person to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and
     (vii) seventh, to the Seller (or as otherwise required by applicable law).
Unless an Interim Liquidation has ended by such date (in which case Reinvestment Purchases shall resume to the extent provided in Section 1.1 (d)), on the last day of each Tranche Period (unless otherwise instructed by a Purchaser Agent pursuant to Section 3.2(a)), the Collection Agent shall pay to the appropriate parties, from such set aside Collections, all amounts allocated to such Tranche Period and all Tranche Periods that ended before such date that are due in accordance with the priorities in clauses (i)-(iii) above. No distributions shall be made to pay amounts under clauses (iv) — (vii) until sufficient Collections have been set aside to pay all amounts described in clauses (i) — (iii) that may become payable for all outstanding Tranche Periods. All distributions by the Agent or any Purchaser Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by the Agent and all Purchaser Agents. If any part of the Sold Interest in any Collections is applied to pay any amounts pursuant to this Section 2.3(b) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%, for distribution as part of the Sold Interest in Collections.
Article III
Administration and Collections
     Section 3.1. Appointment of Collection Agent. (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the “Collection Agent”) designated to so act on behalf of the Purchasers under this Article III. As the Initial Collection Agent, Ametek, Inc. is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. Ametek, Inc. acknowledges that the Agent and each Purchaser have relied on the Ametek, Inc.’s agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not, without the written consent of the Agent, voluntarily resign as Collection Agent nor permit any sub-collection agent to voluntarily resign as a sub-collection agent. At any time after the occurrence of a Collection Agent Replacement Event, the Agent may designate a new Collection Agent to succeed Ametek, Inc. (or any successor Collection Agent).
     (b) Ametek, Inc. may, and if requested by the Agent shall, delegate its duties and obligations as Collection Agent to an Affiliate (acting as a sub-collection agent). Notwithstanding such delegation, Ametek, Inc. shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent and each Purchaser shall have the right to look solely to Ametek, Inc. for such performance. The Agent (with the consent of the Instructing Group) may at any time after the occurrence of a Collection Agent Replacement Event remove or replace any sub-collection agent.
     (c) If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing (to the extent permitted by applicable law and contract) the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables). Ametek, Inc. irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as Ametek, Inc. conducted such data-processing functions while it acted as the Collection Agent.
     Section 3.2. Duties of Collection Agent. (a) The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it. The Collection Agent shall, in accordance herewith, set aside all Collections to which a Purchaser is entitled. If so instructed by the Agent, the Collection Agent shall transfer to each Purchaser Agent the amount of Collections to which such Purchaser Agent and the applicable Purchasers are entitled by the second Business Day following receipt. Each party hereto hereby appoints the Collection Agent to enforce such Person’s rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent shall at all times after the occurrence of a Collection Agent Replacement Event have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable.
     (b) If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the outstanding balance of any Receivable. Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent, any Purchaser Agent or the Purchasers hereunder. If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Instructing Group.
     (c) The Collection Agent shall turn over to the Seller (i) any percentage of Collections in excess of the Sold Interest, less all reasonable costs and expenses of the Collection Agent for servicing, collecting and administering the Receivables and (ii) subject to Section 1.5(d), the collections and records for any indebtedness owed to the Seller that is not a Receivable. The Collection Agent shall have no obligation to remit any such funds or records to the Seller until the Collection Agent receives evidence (satisfactory to the Agent) that the Seller is entitled to such items. The Collection Agent has no obligations concerning indebtedness that is not a

Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).
     Section 3.3. Reports. On or before the twentieth day of each month, and at such other times covering such other periods as is requested by the Agent or any Purchaser Agent, the Collection Agent shall deliver to the Agent and each Purchaser Agent a report reflecting information as of the close of business of the Collection Agent for the immediately preceding calendar month or such other preceding period as is requested (each a “Periodic Report”), containing the information described on Exhibit C (with such modifications or additional information as requested by the Agent or the Instructing Group).
     Section 3.4. Lock-Box Arrangements. The Agent is hereby authorized to give notice at any time after the occurrence of a Collection Agent Replacement Event to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters. The Seller agrees to take any action reasonably requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller. If the Agent takes control of any Lock-Box Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under Section 3.2, all other amounts it receives from such Lock-Box Account.
     Section 3.5. Enforcement Rights. (a) The Agent may at any time after the occurrence of a Collection Agent Replacement Event direct the Obligors and the Lock-Box Banks to make all payments on the Receivables directly to the Agent or its designee. The Agent may, and the Seller shall at the Agent’s request, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks. Upon the Agent’s request after the occurrence of a Collection Agent Replacement Event, the Seller (at the Seller’s expense) shall (i) give notice to each Obligor of the Agent’s ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and the Related Security and transfer to the Agent (or its designee), or (to the extent permitted by applicable law and contract) license to the Agent (or its designee) the use of, all software useful to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.
     (b) After the occurrence of a Collection Agent Replacement Event, the Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables and the Related Security, and (ii) exercise any and all of the Seller’s rights and remedies under the Purchase Agreement and the Limited Guaranty. The Agent’s powers under this Section 3.5(b), if exercised in good faith, shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

     (c) None of the Agent, any Purchaser Agent or any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or Related Security or to enforce any rights or remedies related thereto.
     Section 3.6. Collection Agent Fee. On or before the twentieth day of each calendar month, the Seller shall pay to the Collection Agent a fee for the immediately preceding calendar month as compensation for its services (the “Collection Agent Fee”) equal to (a) at all times Ametek, Inc. or an Affiliate of Ametek, Inc. is the Collection Agent, such consideration as is acceptable to it, the receipt and sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent (with the consent of the Instructing Group) and the new Collection Agent on an arm’s-length basis reflecting rates and terms prevailing in the market at such time. The Collection Agent may apply to payment of the Collection Agent Fee only the portion of the Collections in excess of the Sold Interest or Collections that fund Reinvestment Purchases. The Agent may, with the consent of the Instructing Group, pay the Collection Agent Fee to the Collection Agent from the Sold Interest in Collections. The Seller shall be obligated to reimburse any such payment.
     Section 3.7. Responsibilities of the Seller. The Seller shall, or shall cause each Originator to, pay when due all Taxes payable in connection with the Receivables and the Related Security or their creation or satisfaction. The Seller shall, and shall cause each Originator to, perform all of its obligations under agreements related to the Receivables and the Related Security to the same extent as if interests in the Receivables and the Related Security had not been transferred hereunder or, in the case of the Originators, under the Purchase Agreement. The Agent’s, any Purchaser Agent’s or any Purchaser’s exercise of any rights hereunder shall not relieve the Seller or any Originator from such obligations. None of the Agent, any Purchaser Agents nor any Purchaser shall have any obligation to perform any obligation of the Seller or of any Originator or any other obligation or liability in connection with the Receivables or the Related Security.
     Section 3.8. Actions by Seller. The Seller shall defend and indemnify the Agent and each Purchaser against all costs, expenses, claims and liabilities for any action taken by the Seller, any Originator or any other Affiliate of the Seller or of any Originator (whether acting as Collection Agent or otherwise) related to any Receivable and the Related Security, or arising out of any alleged failure of compliance of any Receivable or the Related Security with the provisions of any law or regulation. Any such moneys collected by the Seller or any Originator or other Affiliate of the Seller pursuant to this Section 3.8 shall be segregated and held in trust for the Agent and remitted to the Agent’s Account as soon as practicable after receipt as part of the Sold Interest in Collections for application as provided herein.
     Section 3.9. Indemnities by the Collection Agent. Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to:

     (i) any representation or warranty made by or on behalf of the Collection Agent in this Agreement (including without limitation the representation and warranty set forth in Section 7.2), any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made;
     (ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable or the Related Security;
     (iii) upon the occurrence of a Collection Agent Replacement Event or Termination Event, any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;
     (iv) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which the Collection Agent is a party; or
     (v) the failure of the Collection Agent to cause to be vested and maintained vested in the Agent, for the benefit of the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1(e) and Section 1.8, free and clear of any Adverse Claim;
whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction determined that such Indemnified Losses resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) due to the credit risk of the Obligor for uncollectible Receivables, or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, any Purchaser Agent or any Purchaser computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence shall limit the liability of the Collection Agent or limit the recourse of the Agent, any Purchaser Agent and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.
Article IV
Representations and Warranties
     Section 4.1. Representations and Warranties. The Seller represents and warrants to the Agent, any Purchaser Agent and each Purchaser that:
     (a) Corporate Existence and Power. Each of the Seller and each Originator is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Agent, any Purchaser Agent or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of any Receivable.
     (b) Corporate Authorization and No Contravention. The execution, delivery and performance by each of the Seller and each Originator of each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a material default under (A) any applicable law, rule or regulation, (B) its or any Subsidiary’s charter or bylaws or (C) any material agreement, order or other material instrument to which it or any Subsidiary is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable, the Related Security or Collection or give cause for the acceleration of any indebtedness of the Seller, any Originator or any Subsidiary.
     (c) No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Seller or any Originator of any Transaction Document to which it is a party or any transaction contemplated thereby, except for such as have been obtained or for which the failure to obtain would not, individually or in the aggregate, have a material adverse effect on the Seller or its ability to consummate the transactions contemplated by the Transaction Documents.
     (d) Binding Effect. Each Transaction Document to which the Seller or each Originator is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity.
     (e) Perfection of Ownership Interest. Immediately preceding its sale of Receivables to the Seller, each Originator was the owner of, and effectively sold, such Receivables to the Seller, free and clear of any Adverse Claim. The Seller owns the Receivables free of any Adverse Claim other than the interests of the Purchasers (through the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid undivided percentage ownership interest, which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code, in the Receivables and Collections to the extent of its Purchase Interest then in effect.
     (f) Accuracy of Information. All information furnished by the Seller, each Originator or any Affiliate of any such Person to the Agent, any Purchaser Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).

     (g) No Actions, Suits. There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or, to the Seller’s knowledge, threatened against or affecting the Seller, any Originator or any Subsidiary, or any of their respective properties, that (i) if adversely determined (individually or in the aggregate), may have a material adverse effect on the financial condition of the Seller, any Originator or any Subsidiary or on the collectibility of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby. None of the Seller, any Originator or any Subsidiary is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller, the Ametek Entities and the Subsidiaries taken as a whole or (ii) the collectibility of the Receivables.
     (h) No Material Adverse Change. Since December 31, 2006, there has been no material adverse change in the collectibility of the Receivables or the Seller’s, any Originator’s or any Subsidiary’s (i) financial condition, business, operations or prospects or (ii) ability to perform its obligations under any Transaction Document.
     (i) Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits D-F (listing offices and names of the Seller and each Originator and where they maintain Records; the Subsidiaries; and Lock Boxes) is true and complete in all material respects, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. The Seller has delivered a copy of all Lock-Box Agreements to the Agent. The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.
     (j) Sales by the Originators. Each sale by each Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreement, including the payment by the Seller to such Originator of the purchase price described in the Purchase Agreement. Each such sale has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by the applicable Originator to the Seller.
Article V
Covenants
     Section 5.1. Covenants of the Seller. The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:
     (a) Financial Reporting. The Seller will, and will cause each Originator and each Subsidiary to, maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent and each Purchaser Agent:

     (i) Annual Financial Statements. Within 105 days after each fiscal year of (A) Ametek, Inc., copies of its annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes) certified by Ernst & Young or another independent certified public accountants satisfactory to the Agent and prepared on a consolidated basis in conformity with GAAP, and (B) the Seller the annual balance sheet for such Person (and an annual profit and loss statement) certified by a Designated Financial Officer thereof, as of the close of such fiscal year for the fiscal year then ended;
     (ii) Quarterly Financial Statements. Within 60 days after each (except the last) fiscal quarter of each fiscal year of Ametek, Inc., copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of income and statement of cash flows for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in part (A) of clause (i) of this Section 5.1(a) (subject to normal year-end adjustments);
     (iii) Officer’s Certificate. Each time financial statements are furnished pursuant to clause (i) or (ii) of this Section 5.1(a), a compliance certificate (in substantially the form of Exhibit H) signed by a Designated Financial Officer, dated the date of such financial statements, and containing a computation of each of the financial ratios and restrictions contained herein;
     (iv) Public Reports. Promptly upon becoming available, a copy of each report or proxy statement filed by any Originator with the Securities Exchange Commission or any securities exchange; and
     (v) Other Information. With reasonable promptness, such other information (including non-financial information) as may be reasonably requested by the Agent or any Purchaser Agent (with a copy of such request to the Agent) relating to the subject matter hereof.
     Notwithstanding the foregoing, the information set forth in clauses (i)(A), (ii), (iii) and (iv) need not be delivered to a Purchaser Agent hereunder if such Purchaser Agent is then a party to the Ametek Credit Agreement.
     (b) Notices. Promptly after becoming aware of any of the following the Seller will notify the Agent and each Purchaser Agent and provide a description of:
     (i) Potential Termination Events. The occurrence of any Potential Termination Event;
     (ii) Representations and Warranties. The failure of any representation or warranty herein to be true (when made or at any time thereafter) in any material respect;

     (iii) Downgrading. The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of the Seller;
     (iv) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be materially adverse to any Originator, any Subsidiary or the collectibility or quality of the Receivables;
     (v) Judgments. The entry of any judgment or decree against the Seller, any Ametek Entity or any Subsidiary if the aggregate amount of all judgments then outstanding against the Seller, the Originators and the Subsidiaries which (i) shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; (ii) is not paid or fully covered by a reputable and solvent insurance company and (iii) when aggregated with all such judgments and decrees creates an aggregate liability for all such judgments and decrees in excess of $5,000,000; or
     (vi) Changes in Business. Any change in, or proposed change in, the character of any Originator’s business that could impair the collectibility or quality of any Receivable.
     (c) Conduct of Business. The Seller will perform, and will cause each Originator and each Subsidiary to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.
     (d) Compliance with Laws. The Seller will comply, and will cause each Originator and Subsidiary to comply in all material respects, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable, any Related Security or Collection may be subject except where the failure to so comply would not, individually or in the aggregate, have a material adverse effect on the Seller or the ability to consummate the transactions contemplated by the Transaction Documents.
     (e) Furnishing Information and Inspection of Records. The Seller will furnish to the Agent, each Purchaser Agent and the Purchasers such information concerning the Receivables and the Related Security as the Agent, any Purchaser Agent or a Purchaser may reasonably request. The Seller will, and will cause each Originator to, permit, upon reasonable prior notice at any time during regular business hours, the Agent, any Purchaser Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller’s or any Originator’s officers, directors, employees or independent public accountants having knowledge of such matters. Once a year, the Agent may have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.
     (f) Keeping Records. The Seller will, and will cause each Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller will give the Agent prior notice of any material change in such administrative and operating procedures.
     (g) Perfection. (i) The Seller will, and will cause each Originator to, at its expense, promptly execute and deliver all instruments and documents and take all action reasonably necessary or requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, the Purchase Agreement, the Lock-Box Accounts and proceeds thereof free and clear of any Adverse Claim (and a perfected ownership interest in the Receivables and Collections to the extent of the Sold Interest). The Agent will be permitted to sign and file any continuation statements, amendments thereto and assignments thereof without the Seller’s signature.
     (ii) The Seller will, and will cause each Originator to, only change its name, identity or corporate structure or relocate its jurisdiction of organization or chief executive office or the Records following ten (10) days advance notice to the Agent and the delivery (prior to the expiration of such ten (10) day period) to the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.
     (iii) Each of the Seller and each Originator will at all times maintain its jurisdiction of organization within a jurisdiction in the USA in which Article 9 of the UCC is in effect. If the Seller or any Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent’s and the Purchasers’ interests hereunder or the Seller’s interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent, the Purchaser Agents and the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement and Lock-Box Accounts.
     (h) Performance of Duties. The Seller will perform, and will cause each Originator and Subsidiary and the Collection Agent (if an Affiliate) to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) will, and will cause each Originator to, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent or the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement or Lock-Box Accounts.
     (i) Payments on Receivables, Accounts. The Seller will, and will cause each Originator to at all times instruct its Obligors to deliver payments on the Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Seller or an Originator, it shall hold such payments in trust for the benefit of the Agent, the Purchaser Agents and the

Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Seller will not permit the funds of any Affiliate to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. The Seller will not, and will not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Agent, any Purchaser Agent or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit an Originator to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit F if the Agent has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit F (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.
     (j) Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein, the Seller will not, and will not permit any Originator to, (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivable or any proceeds thereof.
     (k) Change in Business or Credit and Collection Policy. The Seller will not make any material adverse change in the character of its business and will not, and will not permit any Originator to, make any material adverse change to the Credit and Collection Policy.
     (1) Opinions of Counsel. On or prior to August 31, 2007, the Seller will cause to be delivered to the Agent and each Purchaser Agent opinions of outside counsel to the Seller and Originators addressing (i) customary “true sale” and “non-consolidation” bankruptcy issues relating to the transactions contemplated by the Transaction Documents, and (ii) the attachment, perfection and (based solely on UCC search reports) priority of the transfer of Receivables and Collections contemplated by this Agreement and the Purchase Agreement, each in form and substance reasonably satisfactory to the Agent and the Purchaser Agent.
     (m) Certain Agreements. The Seller shall not (and shall not permit any Originator to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of incorporation or by-laws and shall comply with each of the covenants and agreements set forth in its certificate of incorporation, including without limitation the covenants set forth in section 7 thereof.
     (n) Other Business. The Seller shall not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any indebtedness of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement and the Subordinated Note, or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller may incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits and maintenance of legal status).

Article VI
Indemnification
     Section 6.1. Indemnities by the Seller. Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor for uncollectible Receivables or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, any Purchaser Agent or any Purchaser computed in accordance with the Intended Tax Characterization. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses relating to or resulting from:
     (i) any representation or warranty made by the Seller, any Originator or the Collection Agent (or any employee or agent of the Seller, the Originator or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller, any Originator or the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;
     (ii) the failure by the Seller, any Originator, or the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;
     (iii) any commingling of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;
     (iv) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;
     (v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

     (vi) any failure of the Seller or any Originator, or any Affiliate of any thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);
     (vii) any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b);
     (viii) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents; or
     (ix) any inability to enforce any judgment rendered in the United States against any Obligor of any Foreign Receivable in such Obligor’s country of domicile in respect of any Foreign Receivable without reexamination or relitigation of the matters adjudicated upon, or any inability to obtain any judgment in or utilize the court or other adjudication system of, any foreign jurisdiction in which such an Obligor may be located, except, in each case, to the extent the applicable Foreign Receivable is uncollectible on account of the insolvency or bankruptcy of such Obligor or its financial inability to pay.
     Section 6.2. Increased Cost and Reduced Return. If the adoption after the date hereof of any applicable law, rule or regulation, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Funding Source, the Agent, any Purchaser Agent or any Purchaser (collectively, the “Funding Parties”) with any request or directive (whether or not having the force of law) after the date hereof of any such Governmental Authority (a “Regulatory Change”) (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the “Funding Documents”) or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party’s capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent or the applicable Purchaser Agent, the Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) for the account of the

Person such additional amounts as will compensate the Agent, such Purchaser Agent or such Purchaser (or, in the case of any Conduit Purchaser, will enable such Conduit Purchaser to compensate any Funding Source) for such increased cost or reduction. Without limiting the foregoing, the Seller acknowledges and agrees that the fees and other amounts payable by the Seller to the Purchasers and the Agent have been negotiated on the basis that the unused portion of each Liquidity Provider’s Commitment is treated as a “short term commitment” for which there is no regulatory capital requirement. If any Liquidity Provider determines it is required to maintain capital against its Unused Commitment (or any Purchaser is required to maintain capital against its Investment) in excess of the amount of capital it would be required to maintain against a funded loan in the same amount, such Purchaser shall be entitled to compensation under this Section 6.2.
     Section 6.3. Other Costs and Expenses. The Seller shall pay to the Agent or the applicable Purchaser Agent on demand all reasonable costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent’s rights in the Receivables and Collections, (d) the enforcement by the Agent, any Purchaser Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Lock-Boxes and Lock-Box Accounts, including reasonable fees, costs and expenses of legal counsel for the Agent and each Purchaser Agent relating to any of the foregoing or to advising the Agent, any Purchaser Agent and any Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all costs and expenses (including reasonable counsel fees and expenses) of the Agent, each Purchaser and each Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following a Termination Event. The Seller shall reimburse each Conduit Purchaser for any amounts such Conduit Purchaser must pay to any Funding Source pursuant to the related Liquidity Agreement on account of any Tax. The Seller shall reimburse each Conduit Purchaser on demand for all other reasonable costs and expenses incurred by such Conduit Purchaser or any shareholder of such Conduit Purchaser in connection with the Transaction Documents or the transactions contemplated thereby, including the reasonable cost of auditing the Seller, any Originator or the Collection Agent’s books by certified public accountants, the cost of the Ratings and the reasonable fees and out-of-pocket expenses of counsel of the Agent, such Conduit Purchaser or any shareholder, or administrator, of such Conduit Purchaser for advice relating to such Conduit Purchaser’s operation.
     Section 6.4. Withholding Taxes. (a) All payments made by the Seller hereunder shall be made without regard to any required withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser, Purchaser Agent and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser, Purchaser Agent or the Agent (as the case may be) would have received had such withholding not been made. If the Agent, any Purchaser Agent or any

Purchaser pays any such taxes, penalties or interest, to the extent the Agent, any Purchaser Agent or such Purchaser has not previously been reimbursed, the Seller shall reimburse the Agent, any Purchaser Agent or such Purchaser for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Purchaser or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment. If the Seller pays any tax, penalty or interest that ultimately is determined not to be properly payable under this Section 6.4(a), the applicable Purchaser or the Agent shall reimburse the Seller for such amount upon receipt of evidence satisfactory to such Purchaser or the Agent that such amount was not properly payable.
     (b) Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or 8-WECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.
     (c) For any period with respect to which a Purchaser or the Agent has failed to provide the Seller with the appropriate form, certificate or statement described in clause (b) of this Section (other than if such failure is due to a change in law occurring after the date of this Agreement), the Agent or such Purchaser, as the case may be, shall not be entitled to the protections of clause (a) of this Section.
     Section 6.5. Payments and Allocations. If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount. The Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) for the account of such Person) the amount shown as due on any such certificate within 15 Business Days after receipt of the notice.
Article VII
Conditions Precedent
     Section 7.1. Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Seller shall deliver to the Agent and each Purchaser Agent the following documents in form, substance and quantity acceptable to the Agent and each Purchaser Agent, as applicable:
     (a) A certificate of the Secretary of each of the Seller and the Initial Collection Agent certifying (i) the resolutions of the Seller’s and the Initial Collection Agent’s board of directors approving each Transaction Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on the Seller’s or the Initial Collection Agent’s behalf a Transaction Document (on which certificate the Agent and each Purchaser may conclusively rely until a revised certificate is received), (iii) the Seller’s and the Initial Collection Agent’s certificate or articles of incorporation certified by the Secretary of State of its state of incorporation, (iv) a copy of the Seller’s and the Initial Collection Agent’s by-laws and (v) good standing certificates of each of the Seller and each Originator issued by the Secretaries of State of the State where such Person is incorporated.
     (b) All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent’s first priority interest in the Receivables, the Related Security, the Collections, the Purchase Agreement and the Lock-Box Accounts in all appropriate jurisdictions.
     (c) Executed copies of (i) all consents and authorizations necessary in connection with the Transaction Documents (ii) all Lock-Box Letters and (iii) a Periodic Report covering the month ended April 30, 2007.
     (d) Favorable opinions of counsel to the Seller and each Originator covering such matters as the Agent or any Purchaser Agent may request.
     (e) Such other approvals, opinions or documents as the Agent or any Purchaser Agent may request.
     (f) All legal matters related to the Purchase are satisfactory to each Purchaser Agent.
     Section 7.2. Conditions to Each Purchase. The obligation of each Related Liquidity Provider to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller’s representation and warranty that clauses (a)-(e) of this Section 7.2 have been satisfied and the Collection Agent’s representation and warranty that clause (c) of this Section 7.2 has been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:
     (a) no Potential Termination Event (or in the case of a Reinvestment Purchase, a Termination Event) shall then exist or shall occur as a result of the Purchase;
     (b) the Termination Date has not occurred;
     (c) after giving effect to the application of the proceeds of such Purchase, (x) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment, (y) the outstanding Aggregate Investment would not exceed the Purchase Limit, and (z) the sum of the Aggregate Investment plus the Aggregate Reserves does not exceed the Net Receivable Balance;
     (d) the representations and warranties in Section 4.1 are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then are true and correct as of such earlier date);
     (e) each of the Seller and each Originator is in full compliance with the Transaction Documents (including all covenants and agreements in Article V); and
     (f) if such Purchase is an Incremental Purchase, the Seller shall have delivered the relevant Incremental Purchase Request to the Agent and each Purchaser Agent in accordance with Section 1.1 (c).
Nothing in this Section 7.2 limits the obligations of each Related Liquidity Provider to its related Conduit Purchaser (including under the applicable Liquidity Agreement).
Article VIII
The Agent
     Section 8.1. Appointment and Authorization. (a) Each Purchaser and each Purchaser Agent hereby irrevocably designates and appoints ABN AMRO Bank N.V. as the “Agent” under the Transaction Documents and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent thereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of the Purchaser. The Agent shall not have any duties other than those expressly set forth in the Transaction Documents or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.
     (b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified on the applicable signature page hereto (as applicable) as its Purchaser Agent hereunder, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.
     (c) Except as otherwise specifically provided in this Agreement, the provisions of this Article VIII are solely for the benefit of the Purchaser Agents, the Agent and the Purchasers, and none of the Seller or any Collection Agent shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article VIII, except that this Article VIII shall not affect any obligations which any Purchaser Agent, the Agent or the Purchaser may have to the Seller or any Collection Agent under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.
     (d) In performing its functions and duties hereunder, the Agent shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Collection Agent or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, any Collection Agent, any other Purchaser, any other Purchaser Agent or the Agent, or any of their respective successors and assigns.
     Section 8.2. Delegation of Duties. The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     Section 8.3. Exculpatory Provisions. None of the Agent, any Purchaser Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person’s gross negligence or willful misconduct. Neither the Agent nor any Purchaser Agent shall be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Originator or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII. Neither the Agent nor any Purchaser Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, any Originator or any of their Affiliates.
     Section 8.4. Reliance by Agent. (a) Each Purchaser Agent and the Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent. Each Purchaser Agent and the Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.
     (b) The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Purchasers or the Purchaser Agents,

and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Agent and Purchaser Agents.
     (c) For each Purchaser Group, 66-2/3% of the Commitments represented by such Purchaser Group (each, a “Voting Block”), shall be required to request or direct the applicable Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of its appropriate Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.
     (d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each initial Purchaser (or, with the consent of all other Purchasers then existing, any other Purchasers) shall have the right to designate a new Purchaser Agent (which may be itself) to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Agent written notice thereof signed by such Purchaser(s) and the newly designated Purchaser Agent. Such notice shall be effective when receipt thereof is acknowledged by the Agent, which acknowledgment the Agent shall not unreasonably delay giving, and thereafter the party named as such therein shall be Purchaser Agent for such Purchaser under this Agreement. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal and resignation of such Purchaser Agent.
     Section 8.5. Assumed Payments. Unless the Agent shall have received notice from the applicable Purchaser Agent before the date of any Incremental Purchase that the applicable Purchaser Group will not make available to the Agent (in the case of an Incremental Purchase) the amount it is scheduled to remit as part of such Incremental Purchase, the Agent may assume such Purchaser has made such amount available to the Agent when due (an “Assumed Payment”) and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser shall not have made its Assumed Payment available to the Agent, such Purchaser and the Seller hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.
     Section 8.6. Notice of Termination Events. Neither any Purchaser Agent nor the Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent or such Purchaser Agent has received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such

Potential Termination Event. In the event that the Agent receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each Purchaser Agent shall promptly give notice thereof to its Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Agent), it shall promptly give notice thereof to the Agent. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, if otherwise required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers and Purchaser Agents.
     Section 8.7. Non-Reliance on Agent, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Agent, the Purchaser Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller or any Originator, shall be deemed to constitute any representation or warranty by the Agent or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Agent and the Purchaser Agents that, independently and without reliance upon the Agent, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Ametek Entities, any Originator, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. The Agent shall deliver each month to any Purchaser Agent that so requests a copy of the Periodic Report(s) received covering the preceding calendar month. Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser Agent or Purchaser with any information concerning the Seller, any Originator or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
     Section 8.8. Agents and Affiliates. Each of the Purchaser Agents, the Purchasers and the Agent and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Seller, each Originator or any of their Affiliates and ABN AMRO may exercise or refrain from exercising its rights and powers as if it were not the Agent. With respect to the acquisition of the Receivables pursuant to this Agreement, each of the Purchaser Agents and the Agents shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include each of the Purchaser Agents and the Agent in their individual capacities.
     Section 8.9. Indemnification. Each Purchaser Group shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or the Originators and without limiting the obligation of the Seller or the Originators to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).
     Section 8.10. Successor Agent. The Agent may, upon at least five (5) Business Days notice to the Seller, each Purchaser Agent and each Purchaser, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by an Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent’s resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.
Article IX
Miscellaneous
     Section 9.1. Termination. Each Conduit Purchaser shall cease to be a party hereto when the Termination Date has occurred, such Conduit Purchaser holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent, each Purchaser Agent and each Purchaser under Article VI and Section 8.9 shall survive such termination.
     Section 9.2. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by email transmission, telecopier or other facsimile communication), given to the appropriate Person at its email address, address or telecopy number set forth on the signature pages hereof or at such other email address, address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent or such Purchaser Agent is required to forward such notice.
     Section 9.3. Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the relevant Purchaser Agent (for the benefit of such Purchaser or other Person). Such payments shall be made to the relevant Purchaser Agent Account. The Agent or appropriate Purchaser Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 1:00 p.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder. The Seller shall, to the extent permitted by law, pay to the Agent or the appropriate Purchaser Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any CP Funding Costs, Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, CP Funding Costs and Discount shall be calculated for the actual days elapsed based on a 360 day year.
     Section 9.4. Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
     Section 9.5. Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).
     Section 9.6. Amendments. Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller, the Agent and the Instructing Group. In addition, no amendment of any Transaction Document shall, without the consent of (a) all the Purchasers, (i) extend the Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent or any Purchaser Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Related Liquidity Providers, (iv) except as provided herein, release, transfer or modify any Related Liquidity Provider’s Purchase Interest or change any Commitment, (v) amend the definition of Instructing Group, Termination Event or Section 1.1, 1.2, 1.5, 1.7(a), 2.1, 2.2, 2.3, 7.2 or 9.6, Article VI, Section 2.1 of the Liquidity Agreement, or any provision of the Limited Guaranty or any obligation of the Originator thereunder, (vi) consent to the assignment or transfer by the Seller or any Originator of any interest in the Receivables other than transfers under the Transaction Documents or permit any Originator to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent and each affected Purchaser Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or any Purchaser Agent or to reduce any fee payable for the Agent’s or such Purchaser Agent’s own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller or the Collection Agent to the Agent (for its own account), any Purchaser Agent or any Purchaser may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Purchaser Agents, the Purchasers and the Agent.
     Section 9.7. Waivers. No failure or delay of the Agent, any Purchaser Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the Purchasers, the Purchaser Agents and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent or related Purchaser Agent at the direction of the Purchaser entitled thereto.
     Section 9.8. Successors and Assigns; Participations; Assignments.
     (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without obtaining the prior consent of the Agent, the Purchaser Agent and the Purchasers.
     (b) Participations. Upon the consent of the Seller (which consent shall not be unreasonably withheld) any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder and under the Liquidity Agreement. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, each Purchaser Agent and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder and under the Liquidity Agreement. Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were a Purchaser hereunder and under the Liquidity Agreement, which right of setoff is subject to such Participant’s obligation to share with the Purchasers as provided in Section 9.4. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto or to the Liquidity Agreement, except amendments described in clause (a) of Section 9.6.
     (c) Assignments by Liquidity Providers. Upon the consent of the Seller (which consent shall not be unreasonably withheld) any Related Liquidity Provider may assign to one or more Persons (“Purchasing Liquidity Providers”), acceptable to the relevant Purchaser Agent, any portion of its Commitment as a Liquidity Provider hereunder and under the Liquidity Agreement and Purchase Interest pursuant to a supplement hereto and to the Liquidity Agreement (a “Transfer Supplement”) in form satisfactory to the relevant Purchaser Agent executed by each such Purchasing Liquidity Provider, such selling Related Liquidity Provider and the Agent. Any such assignment by a Liquidity Provider must be for an amount of at least Five Million Dollars. Each Purchasing Liquidity Provider shall pay a fee of Three Thousand Dollars to its Purchaser Agent. Any partial assignment shall be an assignment of an identical percentage of such selling Liquidity Provider’s Investment and its Commitment as a Liquidity Provider hereunder and under its Liquidity Agreement. Upon the execution and delivery to the relevant Purchaser Agent of the Transfer Supplement and payment by the Purchasing Liquidity Provider to the selling Related Liquidity Provider of the agreed purchase price, such selling Related Liquidity Provider shall be released from its obligations hereunder and under the Liquidity Agreement to the extent of such assignment and such Purchasing Liquidity Provider shall for all purposes be a Related Liquidity Provider party hereto and shall have all the rights and obligations of a Related Liquidity Provider hereunder to the same extent as if it were an original party hereto and to the Liquidity Agreement with a Commitment as a Related Liquidity Provider, any Investment and any related Assigned Settlement described in the Transfer Supplement.
     (d) Replaceable Liquidity Providers. If any Related Liquidity Provider (a “Replaceable Liquidity Provider”) shall (i) petition the Seller for any amounts under Section 6.2 or (ii) have a short-term debt rating lower than the “A-l” by S&P and “P-l” by Moody’s (unless such Related Liquidity Provider is also the Purchaser Agent), the Seller or applicable Conduit Purchaser may designate a replacement financial institution (a “Replacement Related Liquidity Provider”) acceptable to both the relevant Purchaser Agent and the Seller, to which such Replaceable Related Liquidity Provider shall, subject to its receipt of an amount equal to its Investment, any related Assigned Settlement, and accrued Discount and fees thereon (plus, from the Seller, any Early Payment Fee that would have been payable if such transferred Investment had been paid on such date) and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Related Liquidity Provider Commitment hereunder and under the Liquidity Agreement, together with all of its Purchase Interest, and any related Assigned Settlement, to the Replacement Liquidity Provider in accordance with Section 9.8(c).
     (e) Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to each Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of or any of its beneficial interest in, the Purchase Interest and the related Assigned Settlement and (ii) to the complete assignment by such Conduit Purchaser of all of its rights and obligations hereunder to any Person reasonably acceptable to Agent, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties hereunder; provided, however, that a Conduit Purchaser may not, without the prior consent of its Related Liquidity Providers, transfer any of its rights under the related Liquidity Agreement to cause its

Related Liquidity Providers to purchase the Purchaser Interest of such Conduit Purchaser and the Assigned Settlement unless the assignee (i) is a corporation whose principal business is the purchase of assets similar to the Receivables, (ii) has the related Purchaser Agent as its administrative agent and (iii) issues commercial paper with credit ratings substantially comparable to the then current ratings of such Conduit Purchaser. Each new Conduit Purchaser shall pay a fee of Three Thousand Dollars to the Agent. Each Conduit Purchaser shall notify the Seller prior to any such assignment and shall promptly notify each other party hereto of any such assignment. Upon such an assignment of any portion of a Conduit Purchaser’s Purchase Interest and the related Assigned Settlement and the payment to the Agent of the fee specified above, the assignee shall have all of the rights of such Conduit Purchaser hereunder relate to such Purchase Interest and related Assigned Settlement.
     (f) Opinions of Counsel. If required by the Agent or such Purchaser Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent may reasonably request. It is expressly understood that any costs or expenses relating to such opinions shall not be for the account of or an expense of the Seller or any Originator.
     Section 9.9. Intended Tax Characterization. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the Agent) to the Seller that is secured by the Receivables (the “Intended Tax Characterization”). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization. As provided in Section 5.1(g), the Seller hereby grants to the Agent, for the ratable benefit of the Purchasers, a security interest in all Receivables, Related Security and Collections to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment.
     Section 9.10. Confidentiality. The parties hereto agree to hold the Transaction Documents or any other confidential or proprietary information received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (iii) any rating agency, (iv) any surety, guarantor or credit or liquidity enhancer to the Agent, any Purchaser Agent or any Purchaser which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (v) Conduit Purchaser’s administrator, management company, referral agents, issuing agents or depositaries or CP Dealers and (vi) Governmental Authorities with appropriate jurisdiction. Notwithstanding the above stated obligations, provided that the other parties hereto are given notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt (provided that the source of such information was not bound by a confidentiality agreement with the Seller or any

Originator) or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).
     Section 9.11. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for each Conduit Purchaser, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Conduit Purchaser to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against such Conduit Purchaser under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Purchaser, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Conduit Purchaser. The provisions of this Section 9.11 shall survive termination of this Agreement.
     Section 9.12. Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall, nor shall be obligated to, pay any amount pursuant to this Agreement unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s commercial paper notes are paid in full. Any amount which a Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the United States Bankruptcy Code) against or corporate obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 9.12 shall survive the termination of this Agreement.
     Section 9.13. No Recourse. The obligations of each Conduit Purchaser, its management company, its administrator and its referral agents (each a “Program Administrator”) under any Transaction Document or other document (each, a “Program Document”) to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.
     Section 9.14. Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.
     Section 9.15. Cumulative Rights and Severability. All rights and remedies of the Purchasers, Purchaser Agents and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.
     Section 9.16. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of New York. The Seller hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of, or relating to, the transaction documents or the transactions contemplated thereby. The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.16 shall affect the right of the Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.
     Section 9.17. Waiver of Trial by Jury. To THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.
     Section 9.18. Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

     In Witness Whereof, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

ABN AMRO Bank N.V., as the Agent			ABN AMRO Bank N.V., as a Liquidity Provider

By:	/s/ Thomas J. Educate		By:	/s/ Thomas J. Educate

Title:	SVP		Title:	SVP

By:	/s/ Kristina Neville		By:	/s/ Kristina Neville

Title:	VP		Title:	VP
	Address:	540 West Madison Street		Address:	540 West Madison Street
		Chicago, Illinois 60661			Chicago, Illinois 60661
	Attention:	Purchaser Agent -		Attention:	Administrator -
		Amsterdam			Amsterdam
	Telephone:	(312) 904-6263		Telephone:	(312) 904-6263
	Telecopy:	(312)992-1527		Telecopy:	(312) 992-1527
	Email:			Email:

Amsterdam Funding Corporation

By:	/s/ Bernard J. Angelo

Title:	Vice President
	Address:	c/o Global Securitization
Services, LLC
445 Broad Hollow Road
Suite 239
Melville, New York 11747
	Attention:	Andrew Stidd
	Telephone:	(212) 302-8330
	Telecopy:	(212) 302-8767
Email:

Purchase Limit: $75,000,000

Ametek Receivables Corp., as Seller

By:	/s/ William J. Burke

Title:	Director
	Address:	37 N. Valley Road
		Paoli, Pennsylvania 19301

	Attention:

	Telephone:	(610)
	Telecopy:	(610)
	Email:

Ametek, Inc., as Initial Collection Agent

By:	/s/ John J. Molinelli

Title:	EVP & CFO
	Address:	37 N. Valley Road
		Paoli, Pennsylvania 19301
	Attention:

	Telephone:	(610)
	Telecopy:	(610)
	Email:

The Purchaser Groups:

PNC Bank, National Association, as Purchaser Agent for the Market Street Purchaser Group and Related Liquidity Provider

By:	/s/ William P. Falcon

Title:	Vice President
	Address:	PNC Bank, National Association One PNC Plaza, 26th Floor 249 Fifth Avenue Pittsburgh, Pennsylvania 15222-2707
	Attention:	William Falcon
	Telephone:	(412) 762-5442
	Telecopy:	(412) 762-9184
	Email:	william.falcon@pnc.com pncconduitgroup@pnc.com

Market Street Funding LLC,

By:	/s/ Doris J. Hearn

Title:	Vice President
	Address:	c/o AMACAR Group, L.L.C. 6525 Morrison Boulevard Suite 318 Charlotte, North Carolina 28211
	Attention:	Douglas K. Johnson
	Telephone:	(704) 365-0569
	Telecopy:	(704) 365-1362
Email:

Purchase Limit: $35,000,000